Exhibit 10.17

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

OF THE BOARD OF DIRECTORS

OF

MOVELLA HOLDINGS INC.

Non-employee members of the board of directors (the “Board”) of Movella Holdings Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (“Policy”). This Policy will be effective upon the closing of the business combination by and among the Company (known as the Pathfinder Acquisition Corporation prior to the closing of such business combination), Movella, Inc., and Mocha Merger Sub, Inc., and shall apply with respect to services rendered following such date. The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the effective date of this Policy, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

Annual Cash Retainer for Board Service

•	All Non-Employee Directors: $40,000

•	Non-Executive Chair or Lead Independent Director: $20,000

Annual Cash Retainer for Committee Service

In addition, a Non-Employee Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:

Committee Chair:

•	Audit: $15,000

•	Compensation: $10,000

•	Nominating and Corporate Governance: $8,000

Non-Chair Committee Member:

•	Audit: $7,000

•	Compensation: $5,000

•	Nominating and Corporate Governance: $4,000

Equity Compensation

Non-Employee Directors shall be granted the following restricted stock unit (“RSU”) awards under the Company’s 2022 Stock Incentive Plan or its successor (the “Plan”):

Annual Awards: On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2023 annual meeting, each Non-Employee Director who has at such time served on the Board for at least 6 months and who will continue serving as a member of the Board thereafter shall receive a grant of RSUs (“Annual RSU Award”) under the Plan with respect to a number of shares of common stock having an aggregate fair market value as determined under the Plan equal to $100,000 calculated on the date of grant.

Each Annual RSU Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the earliest of the 12-month anniversary of the date of grant, the next annual meeting of stockholders following the date of grant or the consummation of a Change in Control (as defined in the Plan).

Initial Awards: Except as provided below, each Non-Employee Director who first joins the Board on or after the effective date of this Policy and who was not previously an employee of the Company or a parent or subsidiary thereof shall receive a grant of RSUs (“Initial RSU Award”) under the Plan on the date of his or her election to the Board with respect to a number of shares of common stock having an aggregate fair market value as determined under the Plan equal to $250,000 calculated on the date of grant. Subject to the applicable Non-Employee Director’s continued service as a director, the Initial RSU Award shall initially vest as to 1/3 of the total number of shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual meeting of the Company’s stockholders, and in each of the next two calendar years following the year of the initial vesting date, 1/3 of the total number of shares shall vest on the earlier of the 12-month anniversary of the prior annual meeting of stockholders or the current year annual meeting of stockholders. Notwithstanding the foregoing, each Initial RSU Award shall become 100% vested if a Change in Control as defined in the Plan occurs during such Non-Employee Director’s service.

Each Non-Employee Director who joins the Board before the effective date of this Policy but will continue serving as a member of the Board thereafter will be treated for purposes of the Initial RSU Award as having first joined the Board on the effective date of this Policy and shall therefore be eligible for an Initial RSU Award.

Each Non-Employee Director who is eligible for an Initial RSU Award but who joins the Board prior to the date that the RSUs have been registered under applicable U.S. securities laws will not receive the grant until such registration is effective, and such grant shall be subject to the Non-Employee Director’s continued service through such date of grant. However, for purposes of determining the applicable vesting schedule, the date on which the Non-Employee Director joins the Board (or if later, the effective date of this Policy) shall be treated as the date of grant of the award.

The RSUs shall be subject to the terms and conditions of the Plan (including the annual limits on non-employee director grants set forth in the Plan) and an RSU agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified above.

Each Non-Employee Director may elect to defer 100% of their RSUs subject to the terms of a deferral program approved by the Board.

The Board may also approve other equity grants to Non-Employee Directors under the Plan in addition to or lieu of grants described in this Policy.

Expenses

The Company shall reimburse directors for reasonable and customary out-of-pocket expenses incurred by the directors in attending board and committee meetings and otherwise performing their duties and obligations as directors.

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